Exhibit 107

The prospectus for the First National Master Note Trust Class A Series 2023-1 Asset Backed Notes to which this Exhibit 107 relates is a final prospectus for the related offering.  The maximum aggregate amount of such Class A Series 2023-1 Asset Backed Notes is $350,000,000.